Exhibit 99.1

SB Financial Group, Inc. Announces Authorization of Share Repurchase Program of up to 500,000 Common Shares

DEFIANCE, Ohio, December 21, 2022 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, and wealth management services, today announced that its board of directors authorized a new share repurchase program for up to 500,000 common shares of the Company. The repurchased shares will be held as Treasury shares and will be available for general corporate purposes.

SB Financial will repurchase shares at times and at prices considered appropriate by management, although the exact timing of the repurchases and the number of common shares to be purchased will depend on market conditions and other factors. These purchases may be commenced or suspended at any time or periodically without prior notice and the exact number of shares to be repurchased by the Company is not guaranteed.

About SB Financial Group, Inc.

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices; 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 24 full-service ATMs. State Bank has five loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and title opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market with the ticker symbol “SBFG”.

In April 2022, SB Financial was named to the Keefe, Bruyette & Woods, Inc. “Bank Honor Roll” of superior performers that consistently reported increases in earnings per share over the last decade. The honor roll review determined that just 17 banks in the U.S., including SB Financial, or five percent of all banks screened, qualified for inclusion.

Investor Contact Information:

Mark A. Klein

Chairman, President and CEO

Mark.Klein@YourStateBank.com

Anthony V. Cosentino

Executive Vice President

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

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